EXHIBIT 5.2
[LETTERHEAD OF DREIER STEIN KAHAN BROWNE WOODS GEORGE LLP]
John C. Kirkland
Partner
Tel. 424.202.6050
Fax 424.202.6250
jkirkland@dreierstein.com
September 19, 2008
Board of Directors
Hythiam, Inc.
11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025
Re:	Hythiam, Inc. Registration Statement on Form S-3 File No. 333-153053
Gentlemen:
At your request, we have examined the above-referenced Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) in connection with the shelf registration under the Securities Act of 1933, as amended, of an aggregate of 1,350,000 shares (the “Shares”) of your common stock, $.0001 par value, including 1,300,000 Shares issuable upon the exercise of warrants, upon behalf of the Selling Stockholders named in the Registration Statement.
For purposes of this opinion, we have assumed, without independent verification or investigation, that each instrument has been duly and validly authorized, executed, and delivered by each of the parties thereto, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the authentic originals of all documents submitted to us as copies. In rendering the opinions included herein, we have relied upon the factual representations and warranties made by the Registrant and the Selling Stockholders.
Based upon the foregoing, it is our opinion that the Shares are, or, in the case of Shares issuable on the exercise of warrants, upon valid exercise of the warrants will be, duly authorized, validly issued, fully paid and non-assessable, and will remain so upon resale in accordance with the Registration Statement.
The opinions contained in this opinion letter merely constitute expressions of our reasoned professional judgment regarding the matters of law addressed herein and neither are intended nor should they be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as to the matters of law addressed herein.
This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.
The opinions expressed herein are written as of and relate solely to the date hereof and are rendered exclusively for your benefit in connection with the Registration. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.
For the purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws of the State of California, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.
We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the SEC thereunder.
It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.
Very truly yours,
/s/ Dreier Stein Kahan Browne Woods George LLP